Exhibit 99.3

Steadfast Income REIT Video Script

Rodney Emery:

•	Welcome, and thank you for viewing this video.

•	I am Rod Emery, the CEO of Steadfast Companies and Steadfast Income REIT, and I am joined here today by Ella Neyland, President of Steadfast Income REIT.

•	We are pleased to be together to provide you with an update on Steadfast Income REIT, or SIR, as we often call it.

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As you know, we have been working diligently over the last few years to execute our strategy of acquiring and actively managing stable, income-producing properties with the goal of generating attractive returns and portfolio appreciation. We are proud of the portfolio we have acquired for SIR.

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In today’s uncertain investment market we are pleased to be providing stockholders with a non-correlated asset that has consistently paid an attractive cash distribution and has repeatedly published NAVs higher than the offering price in our public offering. We recognize none of that would have been possible without your support.

Ella Neyland:

•	I would like to echo Rod’s sentiments and tell you how much we have appreciated your support over the years. Our partnership has generated tangible results, and we look forward to that continuing.

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Let me now take a step back to explain where we are as a business today. As you know, in November 2017, we announced that SIR formed a joint venture with Blackstone Real Estate Income Trust, or BREIT, with respect to 20 apartment communities owned by SIR.

•	We received approximately $154 million in net proceeds from the transaction while retaining a 10% interest in that portfolio. An affiliate of SIR’s advisor continues to manage the properties.

•	We believe that both this transaction, as well as our ongoing partnership with BREIT, represent an optimal outcome for stockholders.

•	Further, we believe this partnership is a clear endorsement of Steadfast’s investment management business as well as its acquisition and management philosophy.

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In connection with the closing of the BREIT transaction and as part of our end of year review, our Board of Directors, with assistance of independent advisors and our management team, conducted a comprehensive evaluation of various opportunities aimed at accommodating the diverse needs of SIR’s broad stockholder base. There were several outcomes of this review, which we will take you through at a high level.

Rodney Emery:

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First, the Board has authorized a $100 million tender offer for shares of our common stock, the details of which will be outlined in a tender offer package that will be sent to stockholders in early April.

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We believe that this provides optionality for stockholders that may desire immediate liquidity, while allowing other stockholders the opportunity to potentially realize further appreciation of their investment by remaining invested in SIR.

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Second, in connection with the tender offer, our Board of Directors suspended our share repurchase program. The Board intends for this to be temporary, but there is no assurance as to if or when it will be reinstated.

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Third, the Board is announcing a new, lower distribution rate. The need to re-align the distribution rate was from the result of multiple factors, including the fact that SIR has paid a full cash distribution since suspending the DRIP in late 2014. This full-cash distribution resulted in a significant portion of our cash from operations being returned to stockholders.

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We believe the new distribution is competitive to the industry, reflective of today’s marketplace and will better align to the net operating income and funds from operation of our current 37-property portfolio.

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Fourth, in an attempt to maximize the value of the remaining portfolio, we will utilize remaining proceeds to strengthen the balance sheet, further improve operations, make some needed capital expenditures and complete a few remaining portfolio transactions.

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To that end, I believe that our efforts in SIR will be greatly aided by Steadfast Companies’ continued focus on expanding and enhancing its fully integrated real estate platform. Steadfast has made some significant investments over the past six to nine months in both top-tier personnel and systems that I believe will benefit SIR.

Ella Neyland:

•	We have also re-evaluated SIR’s NAV as of December 31, 2017, and have adjusted the estimated value per share to $10.84.

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There are various business and macroeconomic reasons that this occurred. This includes the volatility of oil in 2016 and 2017, the ripple effect through markets like Houston and Oklahoma City and the fact that we sold properties where the proceeds had not been deployed before the year end valuation. The un-invested cash, of course, creates a drag on FFO until deployed.

•	I would stress that we believe these issues are behind us. As we look at the overall environment today, as Rod mentioned, we believe several factors are acting as potential tailwinds.

•	For example, a majority of our properties are concentrated in key secondary markets that have exhibited strong job and demographic growth.

•	We also maintain a significant presence in oil-impacted markets, which are improving and continuing to exhibit potential for growth.

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We believe there remains tremendous value creation opportunity in our portfolio, and the Board will consider re-establishing the distribution reinvestment plan following the completion of the tender offer to allow stockholders to further participate in the potential growth of the REIT.

•	Ultimately, we are pleased with the performance we have demonstrated, and we firmly believe that these decisions will best position SIR for continued success.

•	I’ll now turn it back over to Rod for some closing remarks.

Rodney Emery:

•	Thanks Ella.

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We continue to believe that multifamily real estate offers attractive investment opportunities for investors and that SIR continues to provide an appropriate vehicle for investors to take advantage of those opportunities.

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As we move forward, we will continue to actively manage the SIR portfolio with the goal of providing maximum value for our stockholders, and will continue to evaluate near-term opportunities to provide monetization and liquidity opportunities for stockholders.

•	And, thank you once again for your continued support and business.

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ON-SCREEN DISCLOSURE AT BEGINNING OF VIDEO

FOR FINANCIAL PROFESSIONAL USE ONLY - NOT INTENDED FOR DISTRIBUTION TO THE PUBLIC.
This communication contains certain forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", "may" and "should" and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this communication. Such factors include those described in the Risk Factors section of the Company's public filings with the Securities and Exchange Commission. Forward-looking statements in this communication speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended.